Exhibit 99.1

NEWS RELEASE

BIOFUEL APPOINTS INDEPENDENT DIRECTORS

DENVER, COLORADO — JANUARY 16, 2008 — BIOFUEL ENERGY CORP. (NASDAQ:BIOF) today announced the appointment of Richard I. Jaffee, John D. March and Mark Wong as members of its Board.  In combination with Alexander P. Lynch and Elizabeth K. Blake, the Company’s two existing independent directors, a majority of the Company’s Board is now comprised of independent members.

Mr. Jaffee served as a Managing Director of Goldman Sachs until 2004.  He had worked at Goldman Sachs since 1991.  Previously, Mr. Jaffee served as a Vice President, Institutional Equity Sales at Bear, Stearns & Co. from 1986 to 1991 and as Vice President, Leveraged Buyout Finance at Citicorp from 1982 to 1986.  Mr. Jaffee received his Bachelor of Arts in economics from Brandeis University and his M.B.A. from Columbia University.

Mr. March retired in December 2007 as a Corporate Vice President of Cargill, Incorporated, having been with that firm in various capacities since 1971.  Most recently he served as a member of the Corporate Center, as a Platform Leader on the Grain and Oilseed Supply Chain and Food Ingredients North America Platform and as a member of the Commodity Risk Committee.  Mr. March is a past  Chairman of the National Oilseed Processors Association, a past director of the Virginia Soybean Commission and Soybean Association and a past Treasurer and Second Vice President of the Virginia State Feed Association.  Mr. March received his Bachelor of Arts degree in economics from Dartmouth College and his M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Mr. Wong was the Chief Executive Officer of Renewable Agricultural Energy Corporation, a private ethanol development company from 2006 to 2007.  Previously, Mr. Wong was the founder and Chief Executive Officer of Emergent Genetics, an international seed company he formed in 1999 and sold to Monsanto Company in 2005.   Prior to that time, Mr. Wong founded and managed a series of agricultural and biotechnology entities and companies including Big Stone Partners, Agracetus Corporation and Agrigenetics Corporation.  Early in his career, Mr. Wong worked as an engineer for FMC Corporation and Chemical Construction Corporation.  Mr. Wong received his Bachelor of Science in chemical engineering from Lehigh University and his M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Commenting on the appointments, Thomas J. Edelman, BioFuel’s Chairman said, “We are extremely pleased to have Richard, John and Mark join us as Directors.  They have each enjoyed long and successful careers.  Their collective experience, judgment and range of knowledge should make them invaluable additions to our Board.  Almost as importantly, we are delighted that a majority of our Directors are now “independent”.

1801 Broadway, Suite 1060• Denver, CO • 303.592.8110 •  www.bfenergy.com

BioFuel Energy is a development stage company currently engaged in the construction of two 115 million gallons per year ethanol plants in the Midwestern corn belt.  The Company’s goal is to become a leading ethanol producer in the United States by acquiring, developing, owning and operating ethanol production facilities.

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Contact:	David J. Kornder	For more information:
	Executive Vice President &	www.bfenergy.com
Chief Financial Officer
(303) 592-8110
dkornder@bfenergy.com